As filed with the Securities and Exchange Commission on October 21, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GAXOS.AI INC.

(Exact name of registrant as specified in its charter)

Delaware	87-3288897
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

101 Eisenhower Parkway, Suite 300

Roseland, NJ 07068

(973) 275-7428

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Vadim Mats

Chief Executive Officer

Gaxos.ai Inc.

101 Eisenhower Parkway, Suite 300

Roseland, NJ 07068

(973) 275-7428

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard A. Friedman, Esq.

Hannah R. Zelcer, Esq.

Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza
New York, NY 10112-0015
(212) 653-8700

Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462I under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders listed herein may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 21, 2024

Up to 2,607,723 Shares of Common Stock

Gaxos.ai Inc.

Pursuant to this prospectus, the selling stockholders identified herein (the “Selling Stockholders”) are offering on a resale basis up to an aggregate of 2,607,723 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”) of Gaxos.ai Inc. (the “Company,” “we,” “us” or “our”) comprised of (i) up to 1,256,734 shares of Common Stock issuable upon the exercise of outstanding series A warrants at an exercise price of $2.33 per share for a term of five and one-half years from the date of issuance (the “Series A Warrants”); (ii) up to 1,256,734 shares of Common Stock issuable upon the exercise of outstanding series B warrants at an exercise price of $2.33 per share for a term of and twenty-four months from the date of issuance (the “Series B Warrants”) and (iii) up to 94,255 shares of Common Stock issuable upon the exercise of outstanding placement agent warrants at an exercise price of $3.225 per share for a term of five and one-half years (the “Placement Agent Warrants” and together with the Series A Warrants and Series B Warrants, the “Warrants”). The Series A Warrants and Series B Warrants were purchased pursuant to a letter agreement by and between us and the Selling Stockholder, dated September 20, 2024 (the “Letter Agreement”). The Placement Agent Warrants were issued pursuant to an engagement agreement, dated September 20, 2024, by and between us and H.C. Wainwright & Co., LLC (the “Placement Agent”).

We will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants, which, if exercised in cash with respect to the Shares offered hereby, would result in gross proceeds to us of approximately $6.1 million. However, we cannot predict when and in what amounts or if the Warrants will be exercised by payments of cash and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds.

The Selling Stockholders, or their respective transferees, pledgees, donees or other successors-in-interest identified in this prospectus may offer the Shares from time to time through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The registration of the Shares on behalf of the Selling Stockholders; however, does not necessarily mean that the Selling Stockholders will offer or sell their Shares under this registration statement or at any time in the near future. We provide more information about how the Selling Stockholders may sell their Shares in the section entitled “Plan of Distribution” on page 11. The Selling Stockholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the Shares, or interests therein. We will not be paying any underwriting discounts or commissions in this offering. We will pay the expenses of registering the Shares pursuant to this prospectus.

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “GXAI”. On October 16, 2024, the closing price per share of our Common Stock as reported on The Nasdaq Capital Market was $1.61 per share. We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _____, 2024.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any information other than the information in this prospectus, any amendment or supplement to this prospectus, and any free writing prospectus prepared by us or on our behalf. Neither we nor the Selling Stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Stockholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. The Selling Stockholders may use the shelf registration statement to sell up to an aggregate of 2,607,723 shares of Common Stock issuable upon exercise of the Warrants, from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Stockholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Common Stock being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

ii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, including the risks of investing in our securities discussed under the heading “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

Unless the context indicates otherwise, references in this prospectus to “Gaxos,” “the Company,” “we,” “us,” “our” and similar references refer to Gaxos.ai Inc.

Our Company

We are a technology-based company that is developing applications aimed at redefining the way we utilize artificial intelligence (“AI”) to optimize the user experience. We are committed to addressing the need for AI solutions in both health and entertainment.

Gaxos Gaming

Our flagship product is our gaming platform called “Gaxos” (the “Platform” or “Gaxos Gaming”), created with a vision to develop, design, acquire, and manage conventional games and to combine these games with unconventional game mechanisms, such as the ability for gamers and developers to utilize artificial intelligence to create and design in-game features, as well as to mint unique in-game features, such as skins, characters, weapons, gear, levels, and virtual lands, in the form of non-fungible tokens, or “NFTs,” that will allow users to have unique experiences and more control over in-game assets.

In 2023, we launched our own proprietary games that are simple and fun to play, and that offer gamers the ability to utilize AI to personalize their gaming experience as well as to mint their own affordable NFTs, with unique and exclusive features, that can be utilized across the network of games and platform that we intend to build. As of October 2024, we have launched four games, Space Striker AI, Brawl Bots, BattleFleet AI, and Jigsaw Puzzle AI. Space Striker AI allows players to engage in a captivating storyline and exciting retro shooting space action in the players AI-generated spaceship. Players can fuse crystals to upgrade their ship parts to craft, clash and conquer the galaxy all within a dynamic free-to-play economy. Brawl Bots immerses users in high-octane battles in real time against other players, in solo play or teams. Each player gets to control their own exclusive Bot character, ensuring a personalized gaming experience. BattleFleet AI is a take on the classic Battleship game with AI elements that allow gamers to design their ships. Jigsaw Puzzle AI lets gamers solve preloaded jigsaw puzzles as well as design and solve new jigsaw puzzles using AI.

We expect to launch more games in 2025. We have a pipeline of games in various stages of development. We plan to methodically launch games based on research and market data.

In addition to launching our own proprietary games, Gaxos Gaming is developing an artificial intelligence solution for game developers and studios. The solution is intended to offer a transformative generative AI service that empowers the gaming industry to create without limits through dynamic content generation, seamless integration, and personalized solutions. Key features of the product will be:

●	AI-Powered Creativity: Reduces creative asset development time from hours to minutes, transforming artistic visions into reality with ease.

●	Seamless Integration: With plug-and-play functionality for Unity and upcoming support for Unreal Engine, integration is effortless into existing workflows.

●	Dynamic Content Generation: User-Generated-Ai-Content (“UGAiC”) feature offers new experiences with each playthrough by letting gamers use AI in real time, fostering a dynamic gaming environment.

●	Customized Solutions: From personalized AI models and templates to expert consulting services, offering to include custom solutions to meet unique needs of each developer.

We launched the artificial intelligence solution in September 2024.

Gaxos Health

Recently, we began to develop a new initiative, Gaxos Health, which is dedicated to revolutionizing personal health and wellness by developing a suite of innovative AI-powered health optimization solutions. Gaxos Health will integrate AI-driven insights with individual biometric data and health goals to create web and application based personalized wellness strategies for users. We believe that this cutting-edge approach will redefine preventative medicine, offering unparalleled personalization in health and wellness. Gaxos Health solutions will analyze a wide range of health data to provide tailored wellness plans and address the growing demand for personalized health solutions. We believe that this technology is not just a step but a leap forward in empowering individuals to take control of their health and longevity with AI’s precision and intelligence.

We expect to launch the AI-powered health optimization product in the first half of 2025.

Recent Developments

September 2024 Warrant Inducement Transaction

As reported in the Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 23, 2024, on September 20, 2024, we entered into the Letter Agreement with the holder (the “Holder”) of (i) series A warrants to purchase up to 628,367 shares of Common Stock (the “March 2024 Series A Warrants”) and (ii) series B warrants to purchase up to 628,367 shares of Common Stock (the “March 2024 Series B Warrants” and together with the March 2024 Series A Warrants, the “March 2024 Warrants”) pursuant to which the Holder agreed to exercise in cash the March 2024 Warrants at a reduced exercise price of $2.58 per share (reduced from $5.75 per share for the March 2024 Warrants), for gross proceeds to us of approximately $3.24 million. As an inducement to such exercise, we agreed to issue to the Holder unregistered warrants to purchase (i) up to 1,256,734 shares of Common Stock issuable upon the exercise of outstanding series A warrants at an exercise price of $2.33 per share for a term of five and one-half years from the date of issuance (the “Series A Warrants”) and (ii) up to 1,256,734 shares of Common Stock issuable upon the exercise of outstanding series B warrants at an exercise price of $2.33 per share for a term of and twenty-four months from the date of issuance (the “Series B Warrants” and together with the Series A Warrants, the “New Warrants”).

The shares of Common Stock issuable upon exercise of the March 2024 Warrants are registered pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-278513), which was filed with the SEC on April 4, 2024 and declared effective by the SEC on April 16, 2024, and prospectus supplement related thereto.

Notwithstanding the foregoing, in the event that a warrant exercise would cause the Holder to exceed the beneficial ownership limitation set forth in the New Warrants, we will only issue such number of shares that would not cause the Holder to exceed the maximum amount permitted thereunder, with the balance to be held in abeyance until notice from the Holder that the balance (or portion thereof) may be issued in compliance with such limitations. In the event that the shares underlying the New Warrants are not subject to an effective registration statement at the time of exercise, the New Warrants may be exercised on a cashless basis at any time.

In connection with the transactions contemplated in the Letter Agreement, we entered into an engagement letter (the “Engagement Letter”) with H.C. Wainwright & Co., LLC (the “Placement Agent”) to act as exclusive placement agent in connection with the transactions contemplated by the Letter Agreement (the “Warrant Inducement Transaction”). Pursuant to the terms of the Engagement Letter, the Placement Agent received $85,000 for non-accountable expenses and clearing fees in the amount of $15,950. Additionally, we issued to the Placement Agent, or it’s designees, Placement Agent Warrants to purchase up to 94,255 shares of Common Stock at an exercise price of $3.225 for a term of five and one-half years from the date of issuance (the “Placement Agent Warrants”).

We intend to use these net proceeds received from the Warrant Inducement Transaction for general working capital and general corporate purposes.

The Letter Agreement also contains customary representations and agreements, including a provision for liquidated damages owed by us in the event that the shares underlying the New Warrants are not timely delivered upon future exercises of the New Warrants.

The New Warrants contain (i) customary stock-based anti-dilution protection, (ii) a cashless exercise provision in the event the shares underlying the New Warrants are not registered for resale at the time of exercise, (iii) beneficial ownership limitations that may be waived at the option of the Holder upon 61 days’ notice to us, (iv) a put right granting the Holder the right to require us or our successor to redeem the New Warrants in cash for their Black-Scholes value in the event of a Fundamental Transaction (as defined in the New Warrants) and (v) other customary provisions for warrants of this type.

Corporate History

We were originally incorporated in the State of Wyoming on October 27, 2021. On March 30, 2022, we reincorporated to Delaware by filing the Delaware Certificate with the Delaware Secretary of State. On January 5, 2024, we filed an amendment to our Certificate of Incorporation with the Delaware Secretary of State to change our name to “Gaxos.ai Inc.”

Corporate Information

Our principal executive offices are located at 101 Eisenhower Parkway, Suite 300, Roseland, NJ 07068 and our telephone number is (973) 275-7428. Our website address is https://gaxos.ai. The information contained on our website is not incorporated by reference into this prospectus.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” meaning that the market value of our shares held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We have elected to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation.

ABOUT THIS OFFERING

This prospectus relates to the offer and resale by the Selling Stockholders of up to 2,607,723 shares of Common Stock issuable upon the exercise of the New Warrants. All of the Shares, if and when sold, will be sold by the Selling Stockholders. The Selling Stockholders may sell the Shares from time to time at prevailing market prices or at privately negotiated prices.

Shares offered by the Selling Stockholders:

up to an aggregate of 2,607,723 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”) comprised of (i) up to 1,256,734 shares of Common Stock issuable upon the exercise of outstanding series A warrants at an exercise price of $2.33 per share for a term of five and one-half years from the date of issuance (the “Series A Warrants”); (ii) up to 1,256,734 shares of Common Stock issuable upon the exercise of outstanding series B warrants at an exercise price of $2.33 per share for a term of and twenty-four months from the date of issuance (the “Series B Warrants”); and (iii) up to 94,255 shares of Common Stock issuable upon the exercise of outstanding placement agent warrants at an exercise price of $3.225 per share for a term of five and one-half years (the “Placement Agent Warrants” and together with the Series A Warrants and Series B Warrants, the “Warrants”). The Series A Warrants and Series B Warrants were purchased pursuant to a letter agreement by and between us and the Selling Stockholder, dated September 20, 2024 (the “Letter Agreement”). The Placement Agent Warrants were issued pursuant to an engagement agreement, dated September 20, 2024, by and between us and H.C. Wainwright & Co., LLC (the “Placement Agent”)

Shares of Common Stock outstanding as of October 1, 2024.	1,892,773 shares(1)
Use of proceeds:	We will not receive any proceeds from any sale of the Shares by the Selling Stockholders. We will receive proceeds in the event that any of the Warrants are exercised at the exercise prices per share for cash which would result in gross proceeds of approximately $6.1 million if all such Warrants are exercised for cash. We can give no assurances that any such Warrant will be exercised, nor can we give any assurances that we will receive any from the Selling Stockholders sale pursuant to this prospectus. Any proceeds that we receive from the exercise of the Warrants will be used for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors:

An investment in the shares of Common Stock offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section on page 5, other information in this prospectus and in the documents incorporated by reference herein for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations

NASDAQ symbol:	GXAI

(1)	The number of shares of Common Stock to be outstanding is based on 1,892,773 shares of our Common Stock outstanding as of October 1, 2024, and excludes:

●	58,373 shares of Common Stock issuable upon the exercise of warrants outstanding at a weighted average exercise price of $16.17 per share;

●	64,084 shares of Common Stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $31.35 per share; and

●	239,553 shares of Common Stock reserved for future issuance under our 2022 Equity Incentive Plan.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the outstanding options or warrants, described above.

RISK FACTORS

Investing in our securities involves substantial risks. Please carefully consider the risk factors described below together with the risk factors described in our most recent Annual Report on Form 10-K, any subsequent updates in our Quarterly Reports on Form 10-Q and in any other filings we make with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference herein, and the matters discussed under “Disclosure Regarding Forward-Looking Statements” below, before making an investment decision. Additional risk factors may be included in any prospectus supplements relating to securities described in this prospectus. The occurrence of any of those risks could materially and adversely affect our business, prospects, financial condition, results of operations or cash flow. Other risks and uncertainties that we do not now consider to be material or of which we are not now aware may become important factors that affect us in the future and could result in a complete loss of your investment.

We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders covered by this prospectus other than upon any exercise of the New Warrants or Placement Agent Warrants for cash.

We are registering the shares of Common Stock that were, or may be, issued by us to the Selling Stockholders to permit the resale of these shares of Common Stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. Upon any exercise of any of the New Warrants or Placement Agent Warrants for cash, the Selling Stockholders would pay us the exercise price set forth in such New Warrants or Placement Agent Warrants.

We are currently listed on The Nasdaq Capital Market. If we are unable to maintain listing of our securities on the Nasdaq Capital Market or any stock exchange, our stock price could be adversely affected and the liquidity of our stock and our ability to obtain financing could be impaired and it may be more difficult for our shareholders to sell their securities.

Although our common stock is currently listed on The Nasdaq Capital Market (“Nasdaq”), we may not be able to continue to meet the exchange’s minimum listing requirements or those of any other national exchange. If we are unable to maintain listing on Nasdaq or if a liquid market for our common stock does not develop or is sustained, our common stock may remain thinly traded.

The Listing Rules of Nasdaq require listing issuers to comply with certain standards in order to remain listed on its exchange. If, for any reason, we should fail to maintain compliance with these listing standards and Nasdaq should delist our securities from trading on its exchange and we are unable to obtain listing on another national securities exchange, a reduction in some or all of the following may occur, each of which could have a material adverse effect on our shareholders:

●	the liquidity of our Common Stock;

●	the market price of our Common Stock;

●	our ability to obtain financing for the continuation of our operations;

●	the number of investors that will consider investing in our Common Stock;

●	the number of market makers in our Common Stock;

●	the availability of information concerning the trading prices and volume of our Common Stock; and

●	the number of broker-dealers willing to execute trades in shares of our Common Stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), about us and our industry that involve substantial risks and uncertainties.

These statements involve a number of risks and uncertainties. Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward-looking statements speak only as of the date on which this prospectus is filed with the Securities and Exchange Commission (the “SEC”), and, except as required by law, we do not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after such date. Forward-looking statements in this prospectus and any documents incorporated by reference herein include, but are not limited to, statements about:

●	our business strategies;

●	the timing of regulatory submissions;

●	our ability to obtain and maintain regulatory approval of our existing product candidates and any other product candidates we may develop, and the labeling under any approval we may obtain;

●	risks related to market acceptance of products;

●	intellectual property risks;

●	risks associated with our reliance on third-party organizations;

●	our competitive position;

●	our industry environment;

●	our anticipated financial and operating results, including anticipated sources of revenues;

●	assumptions regarding the size of the available market, benefits of our products, product pricing and timing of product launches;

●	management’s expectation with respect to future acquisitions;

●	statements regarding our goals, intentions, plans and expectations, including the introduction of new products and markets; and

●	our cash needs and financing plans.

We caution our shareholders and other readers not to place undue reliance on such statements.

Other sections of this prospectus may include additional factors that could harm our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in, or implied by, any forward-looking statements.

These and other risks and assumptions are outlined under “Risk Factors” contained in this prospectus and any related free writing prospectus, and in our most recent Annual Report on Form 10-K and our most recent filed Quarterly Reports on Form 10-Q, incorporated by reference into this prospectus, as well as any amendments thereto reflected in subsequent filings with the SEC. The discussion of risks and uncertainties set forth in this prospectus or referenced in those filings is not necessarily a complete or exhaustive list of all risks facing us at any particular point in time. We operate in a highly competitive, highly regulated and rapidly changing environment, and our business is in a state of evolution. Therefore, it is likely that new risks will emerge and the nature and elements of existing risks will change. It is not possible for management to predict all such risk factors or changes therein or to assess either the impact of all such risk factors on our business or the extent to which any individual risk factor, combination of factors or new or altered factors may cause results to differ materially from those contained in any forward-looking statement. Forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should carefully read this prospectus and any related free writing prospectus, together with the information incorporated herein or therein by reference as described under the section titled “Incorporation of Certain Information By Reference,” and with the understanding that our actual future results may materially differ from what we expect.

Except as required by law, forward-looking statements speak only as of the date they are made, and we assume no obligation to update any forward-looking statements publicly, or to update the reasons why actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the Selling Stockholders of the Common Stock. Upon any exercise of the New Warrants or Placement Agent Warrants by payment of cash, however, we will receive the exercise price of the New Warrants and Placement Agent Warrants, which, if exercised in cash with respect to all of the Shares offered hereby, would result in gross proceeds to us of approximately $6.1 million. However, we cannot predict when and in what amounts or if the New Warrants or Placement Agent Warrants will be exercised by payments of cash and it is possible that the New Warrants or Placement Agent Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We intend to use any proceeds from the Selling Stockholders’ exercise of the Warrants for working capital and other general corporate purposes.

SELLING STOCKHOLDERS

The Common Stock being offered by the Selling Stockholders are those previously issued to the Selling Stockholders, and those issuable to the Selling Stockholders, upon exercise of the New Warrants and Placement Agent Warrants. For additional information regarding the issuances of those securities, see “Recent Developments – September 2024 Warrant Inducement Transaction” above. We are registering the Shares in order to permit the Selling Stockholders to offer the Shares for resale from time to time. Except for the ownership of the shares of Common Stock, or as otherwise set forth herein the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on their ownership of the shares of our securities, as of October 1, 2024, assuming exercise of the New Warrants and Placement Agent Warrants held by the Selling Stockholders on that date, without regard to any limitations on conversion.

The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders.

This prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the Warrants, determined as if the outstanding New Warrants and Placement Agent Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and without regard to any limitations on the exercise of the New Warrants and Placement Agent Warrants. Under the terms of the New Warrants, the Selling Stockholders may not exercise the New Warrants to the extent such exercise would cause such Selling Stockholder, together with their affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% of the number of shares of our Common Stock outstanding following such exercise (for purposes of the denominator, immediately after giving effect to the issuance of shares of Common Stock to be issued upon the applicable exercise of such Warrant). The fourth column assumes the sale of all of the Shares offered by the Selling Stockholders pursuant to this prospectus without regard to such limitations. The Selling Stockholders may sell all, some or none of their Shares in this offering. See “Plan of Distribution.”

Name and Address	Number of shares of Common Stock Beneficially Owned Prior to Offering(1)		Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Beneficially Owned After Offering	Percent of Common Stock Beneficially Owned After Offering
Armistice Capital, LLC(2)	3,508,068	(3)	2,513,468	994,600	4.99%
Michael Vasinkevich(4)	60,441		60,441	-	-
Noam Rubinstein(4)	29,690		29,690	-	-
Craig Schwabe(4)	3,181		3,181	-	-
Charles Worthman(4)	943		943	-	-

(1)	The ability to exercise the Warrants held by the Selling Stockholder is subject to a beneficial ownership limitation that, at the time of initial issuance of the Warrants was capped at 4.99% beneficial ownership of the Company’s issued and outstanding Common Stock (post-exercise). This beneficial ownership limitation may be adjusted up or down, subject to providing advanced notice to the Company. Beneficial ownership as reflected in the selling stockholders table reflects the total number of shares potentially issuable underlying the Warrants and does not give effect to this beneficial ownership limitation. Accordingly, actual beneficial ownership, as calculated in accordance with Section 13(d) and Rule 13d-3 thereunder may be lower than as reflected in the table.

(2)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(3)	Includes (i) 16,600 shares of Common Stock, (ii) 978,000 shares of Common Stock issuable upon the exercise of pre-funded warrants and (iii) 2,513,468 shares of Common Stock issuable upon the exercise of New Warrants offered hereby.

(4)	Each of the selling stockholders is affiliated with H.C. Wainwright & Co., LLC, a registered broker dealer and has a registered address of c/o H.C. Wainwright & Co., 430 Park Ave, 3rd Floor, New York, NY 10022, and has sole voting and dispositive power over the securities held. The number of shares to be sold in this offering consists of shares of common stock issuable upon exercise of Placement Agent Warrants, which were received as compensation for our private placement. The selling stockholder acquired the Placement Agent Warrants in the ordinary course of business and, at the time the Placement Agent Warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock summarizes the material terms and provisions of our common stock and preferred stock. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of our common stock and preferred stock, please refer to our Certificate of Incorporation, as amended (as amended, “Certificate of Incorporation”), and our Amended and Restated Bylaws, as amended (as amended, “Bylaws”) that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any applicable prospectus supplement. The terms of these securities may also be affected by the Delaware General Corporation Law (the “DGCL”). The summary below and that contained in any applicable prospectus supplement or any related free writing prospectus are qualified in their entirety by reference to our Certificate of Incorporation and our Bylaws.

As of the date of this prospectus, our authorized capital stock consisted of 50,000,000 shares of Common Stock, $0.0001 par value per share, and 5,000,000 shares of Preferred Stock, $0.0001 par value per share. Our Board may establish the rights and preferences of the preferred stock from time to time. As of October 1, 2024, there were 1,892,773 shares of our common stock and no shares of our preferred stock issued and outstanding.

Voting Rights

Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the Company’s stockholders. Holders of our Common Stock have no cumulative voting rights.

Dividend Rights

Subject to preferences that may be applicable to any outstanding shares of our Preferred Stock, holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of the Company’s assets which are legally available.

Liquidation Rights

Upon the liquidation, dissolution or winding-up, holders of our Common Stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding shares of Preferred Stock.

Other Rights

Holders of the Company’s Common Stock have no preemptive or conversion rights or other subscription rights.

Warrants

As of October 1, 2024, there were outstanding warrants to purchase an aggregate of 2,666,096 shares of our Common Stock at an exercise price of $2.67 per share.

Warrants Registered Pursuant to this Registration Statement

Common Stock Warrants

The Series A Warrants are exercisable for a period of five and one-half years from the issuance date at an exercise price of $2.33 per share of Common Stock, subject to adjustment (the “Series A Warrants”). The Series B Warrants are exercisable for a period of twenty-four months from the issuance date at an exercise price of $2.33 per share of Common Stock, subject to adjustment (the “Series B Warrants” and together with the Series A Warrants, the “Common Stock Warrants”). If, at any time after the issuance date of the Common Stock Warrant, a registration statement covering the resale of the Common Stock Warrant Shares is not effective, the holders may exercise the Common Stock Warrants by means of a cashless exercise. We are prohibited from effecting an exercise of the Common Stock Warrants to the extent that, as a result of such exercise, the holder together with the holder’s affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to the issuance of the Common Stock Warrant Shares upon exercise of the Common Stock Warrant, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%.

Placement Agent Warrants

The Placement Agent Warrants are exercisable for a period of five and one-half years from the issuance date at an exercise price of $3.225 per share of Common Stock, subject to adjustment. If, at any time after the issuance date of the Placement Agent Warrants, a registration statement covering the resale of the Placement Agent Warrant Shares is not effective, the holders may exercise the Placement Agent Warrants by means of a cashless exercise. We are prohibited from effecting an exercise of the Placement Agent Warrants to the extent that, as a result of such exercise, the holder together with the holder’s affiliates, would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of the Placement Agent Warrant Share upon exercise of the Placement Agent Warrants, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%.

Applicable Anti-Takeover Law

Set forth below is a summary of the provisions of our Certificate of Incorporation and Bylaws and the Delaware General Corporation Law that could have the effect of delaying or preventing a change in control of the Company. The following description is only a summary, and it is qualified by reference to the Certificate of Incorporation, Bylaws and relevant provisions of the DGCL.

Delaware Law

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly traded Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock, subject to certain exceptions. The statute could have the effect of delaying, deferring or preventing a change in control of the Company.

Board of Directors Vacancies

Our Bylaws authorize our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors may be set by resolution of the incumbent directors.

Special Meeting of Stockholders

Our Bylaws provide that special meetings of our shareholders may be called by the chief executive officer of the Corporation, the board of directors or a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority include the power to call such meetings.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that shareholders seeking to bring business before our annual meeting of shareholders, or to nominate candidates for election as directors at our annual meeting of shareholders, must provide timely notice of their intent in writing. To be timely, a shareholder’s notice must be delivered to the secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is not within 30 days before or after such anniversary date, notice by the shareholder to be timely must be so delivered not later than the close of business on the 10th day following the day on which such notice of the date of annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. These provisions may preclude our shareholders from bringing matters before our annual meeting of shareholders or from making nominations for directors at our annual meeting of shareholders.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval and may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum

Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our Company to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our Certificate of Incorporation or our Bylaws, or (iv) any action asserting a claim against us, our directors, officers, employees or agents governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.

Additionally, our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock are deemed to have notice of and consented to this provision.

Transfer Agent and Registrar

The transfer agent and registrar is West Coast Stock Transfer, Inc., whose address is 721 N. Vulcan Ave. Suite 106, Encinitas, CA 92024.

Exchange Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “GXAI.” Prior to the change of our symbol to GXAI on January 19, 2024, our common stock was listed on the Nasdaq Capital Market under the symbol “NFTG.”

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. “Trading Market” means any of the following markets or exchanges on which our Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing). These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses that we incur incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We have agreed to keep this prospectus effective until no holder of the New Warrants owns any New Warrants or New Warrant Shares (as defined in the Letter Agreement). The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, New York, New York. Additional legal matters may be passed upon for us or any underwriters, dealers, or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2023 and 2022, incorporated by reference in this prospectus and the registration statement, of which it forms a part, have been audited by Salberg & Company, P.A. and D. Brooks & Associates CPAs, respectively, independent registered public accounting firms, as set forth in each of their reports thereon incorporated by reference herein, and are included in reliance on such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act with respect to the shares of Common Stock offered hereby. We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus is part of the registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities that may be offered under this prospectus, we refer you to the registration statement and the exhibits filed as a part of the registration statement. You may read any document we file with the SEC, including reports, proxy statements and information statements, on the SEC’s website at www.sec.gov. Our SEC filings are also available to the public at our website at https://gaxos.ai.

Information on our website, any subsection, page, or other subdivision of our website, or any website linked to by content on our website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference herein.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-34810):

●	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 27, 2024;

●	our Quarterly Report on Form 10-Q for the period ended March 31, 2024, filed with the SEC on May 14, 2024;

●	our Quarterly Report on Form 10-Q for the period ended June 30, 2024, filed with the SEC on August 13, 2024;

●	our Current Reports on Form 8-K or 8-K/A filed with the SEC on January 10, 2024, January 10, 2024, February 28, 2024, March 11, 2024, March 13, 2024, March 13, 2024, March 20, 2024 and September 23, 2024.

●	the description of our Common Stock set forth in the Registration Statement on Form 8-A filed with the SEC on February 10, 2023 (File No. 001-41620), and any amendment or report filed with the SEC for the purpose of updating such description, including Exhibit 4.1 of our Annual Report on Form 10-K for the year ended December 31, 2023.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Gaxos.ai Inc.

101 Eisenhower Parkway, Suite 300

Roseland, NJ 07068

(973) 275-7428

Attn: Corporate Secretary

GAXOS.AI INC.

2,607,723 Shares of Common Stock

Preliminary Prospectus

         , 2024

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$602.86
Accounting fees and expenses	$10,000
Legal fees and expenses	$20,000
Transfer agent, printing and miscellaneous expenses	$6,250
Total	$36,852.86

Item 15. Indemnification of Officers and Directors

Our directors and officers are indemnified as provided by the Delaware General Corporation Law (the “DGCL”), our Certificate of Incorporation and our Bylaws.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Certificate of Incorporation provides that no director of the Company shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Certificate of Incorporation and Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Certificate of Incorporation and Bylaws provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

II-1

Certificate of Incorporation

Our Certificate of Incorporation provides that we shall, to the fullest extent permitted by the provisions of Delaware General Corporation Law, indemnify any and all persons whom it shall have the power to indemnify under such section.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

Item 16. Exhibits

Exhibit Number	Title of Document
3.1	Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Company’s Form S-1/A Filed on February 8, 2023).

3.2	Certificate of Conversion (Incorporated by reference to Exhibit 3.2 to the Company’s S-1/A filed on February 8, 2023).

3.3	Certificate of Incorporation (Incorporated by reference to Exhibit 3.2 to the Company’s Form S-1/A Filed on February 8, 2023).

3.4	Certificate of Amendment to Certificate of Incorporation (Incorporated by reference to Exhibit 3.4 to the Company’s Annual Report on Form 10-K filed on March 31, 2023).

3.5	Bylaws (Incorporated by reference to Exhibit 3.3 to the Company’s Form S-1/A filed on February 8, 2023).

3.6	Second Amendment to the Certificate of Incorporation of Gaxos.ai Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 10, 2024).

3.7	Amendment to the Bylaws of Gaxos.ai Inc. (Incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on January 10, 2024).

3.8	Third Amendment to the Certificate of Incorporation of Gaxos.ai Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 11, 2024).

4.1	Form of New Series A Warrant (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 23, 2024).

4.2	Form of New Series B Warrant (Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on September 23, 2024).

4.3	Form of Placement Agent Warrant (Incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on September 23, 2024).

5.1*	Opinion of Sheppard, Mullin, Richter & Hampton LLP as to the legality of the securities being registered

10.1	Form of Letter Agreement (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 23, 2024).

23.1*	Consent of Salberg & Company PA

23.2*	Consent of D, Brooks and Associates CPA’s P.A.

23.3*	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature pages to the registration statement)

107*	Filing Fee Table

*	Filed herewith.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roseland, State of New Jersey, on October 21, 2024.

GAXOS.AI INC.

By:	/s/ Vadim Mats
Vadim Mats
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Vadim Mats, his/her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any or all pre- or post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorney-in-fact and agent, or any substitute or substitutes for him, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vadim Mats	Chief Executive Officer and Director	October 21, 2024
Vadim Mats	(Principal Executive Officer)

/s/ Steven Shorr	Chief Financial Officer	October 21, 2024
Steven Shorr	(Principal Financial and Accounting Officer)

/s/ Adam Holzer	Director	October 21, 2024
Adam Holzer

/s/ Alex Kisin	Director	October 21, 2024
Alex Kisin

/s/ Scott Grayson	Director	October 21, 2024
Scott Grayson

II-3